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                                                                    EXHIBIT 99.1

INVESTOR RELATIONS CONTACT:        MEDIA CONTACT:
GINA HAGGERTY                      JOHN SNYDER         Western Wireless
Western Wireless Corporation       Snyder Buscher        Corporation
Phone 425-586-8671                 Phone 206-652-9710
Fax 425-586-8102                   Fax: 206-652-9705

Press Release

     Western Wireless Corporation acquires two markets from Centennial Communications Corp.

Bellevue, WA-July 24, 2000--Western Wireless Corporation (NASDAQ:WWCA) today announced that it has signed a definitive agreement to purchase the Arizona 4 and California 7 markets from Centennial Communications Corp. The two Rural Service Areas (RSA) are contiguous to each other and are located in extreme southeastern California and southwestern Arizona, sharing a border with Mexico.

The acquisition adds two RSA licenses covering approximately 311,000 persons in Arizona and California to Western Wireless' geographical footprint and illustrates the company's expansion strategy to be the leading provider of rural communications in the western United States. The total purchase price for the transaction is approximately $202 million.

"We are excited to have the opportunity to expand our presence in Arizona and California. We welcome our new subscribers and look forward to enhancing our coverage area for our existing subscriber base." said Mikal Thomsen, President and Chief Operating Officer of Western Wireless.

Western Wireless will change the service in these markets to the Cellular One brand name. Western Wireless, along with existing Cellular One Group partner SBC Wireless, Inc., owns, manages and promotes the Cellular One(R) brand nationwide. Cellular One customers will be receiving the benefits of the Western Wireless network which include free roaming on the Western Wireless network, lower long distance rates, competitive rate plans, and a future offering of 24 hour customer care in English and Spanish.

Western Wireless Corporation is a leading provider of rural communications in the western United States. The company owns and operates wireless cellular phone systems marketed under the Cellular One(R) national brand name in 19 states west of the Mississippi River. Through the 1st quarter of 2000, Western Wireless was providing service to 874,700 customers. In addition, Western Wireless International holds licenses to offer wireless services in nine countries. You can learn more about Western Wireless at www.wwireless.com.

For Release July 24, 2000